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                                         EXHIBIT 10(iii)(A)(1)



                                   January 10, 1996



Mr. Richard H. Daniel
957 Bellview Road
McLean, VA  22102

Dear Dick:

It gives me great pleasure to extend to you the following offer of employment.

Your title will be Chief Financial Officer/ Managing Director of Bankers Trust Company (the "Company") and Chief Financial Officer of the Company's parent, Bankers Trust New York Corporation (the "Parent"). In addition, subject to approval of the Parent's Board of Directors, you will have the title of Executive Vice President of the Parent. You will be a member of the Operating Committee and Vice Chairman of the Asset Liability Committee. You will be responsible for the firm's financial functions (excluding Audit) and for Market Risk Management. You will report to me, as Chief Executive Officer of the Company and Parent, or any successor Chief Executive Officer of the Company and Parent, and will chair the Asset Liability Committee in my absence. Your services shall be principally performed, and your office shall be located, in New York City.

Your annual base salary will be $350,000 paid monthly in equal installments. Your annual base salary will be subject to annual review by the Parent's compensation committee in accordance with Parent practice and may be increased from time to time at the sole discretion of the compensation committee.

On your start date (which shall be determined by you but shall be no later than February 20, 1996, hereinafter the "Commencement Date"), you will receive a special one-time payment of $350,000 (less mandatory deductions), a $60,000 credit to your ADCAP retirement account, and 60,000 units from the Partnership for One Hundred Plan (POP). In addition, on the Commencement Date, you are to receive under the terms and conditions of the Parent's Stock Option and Stock Award Plan, a 20,000-share stock option award and 10,000 shares of three-year restricted stock. The price of your options will be based on
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the average of the high and low trading prices of the Parent's common stock on the Commencement Date as shown on the New York Stock Exchange transactions tape. Such options, as well as the options granted to you in respect of services for 1996 and 1997 as described below, will have a term of 10 years from the date of grant; will be subject to accelerated vesting under the Plan and as described below; will vest on the first anniversary of the date of grant; and will remain exercisable for 3 years following your termination of employment with the Parent and any of its subsidiaries for any reason, other than (i) your termination of employment by the Parent and any of its subsidiaries for "Cause" (as defined below) or (ii) your voluntary termination of employment without "Good Reason" (as defined below) which does not occur during the one year period following a "Change of Control" (as defined below). Should you forgo in whole or in part your 1995 bonus at your current employer as a result of joining the Parent, you will be made whole, up to $150,000 (less mandatory deductions).

For your services in 1996, you will receive the following in addition to your base salary:

      A guaranteed minimum cash performance bonus of $1,000,000 (less mandatory deductions). $500,000 will be paid to you on May 15, 1996; the remaining $500,000 (less mandatory deductions) will be paid on the day that 1996 performance bonuses are normally paid to staff (usually December or the following January).

      50,000 units in the 1996 Partnership Equity Plan (PEP).

      A 40,000-share stock option award to be granted on the normal award date in 1996 (usually in June).

      A $70,000 credit to your ADCAP retirement account.

For your services in 1997, you will receive the following in addition to your base salary:

      A guaranteed minimum cash performance bonus of $1,000,000
(less mandatory deductions) on the day that 1997 performances bonuses are normally paid to staff (usually December or the following January).

      A 40,000-share stock option award to be granted on the normal award date in 1997 (usually in June).

      50,000 units in the 1997 Partnership Equity Plan (PEP).

      A $70,000 credit to your ADCAP retirement account.
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Any 1996 and 1997 bonuses beyond the guaranteed minimums will be paid in accordance with the terms of the Equity Participation Plan, which means approximately 70% in cash and 30% in equity. Any amounts over the guaranteed cash will be paid in such a way as to approach the 70:30 cash to equity ratio for the total.

The Parent or one of its subsidiaries will reimburse you or pay directly all reasonable relocation expenses for you and your family. These will include, without limitation:

      House-hunting expenses to include all travel, hotel, ground transportation and childcare expenses for you and your spouse.

      Temporary living expenses for you and your family for up to nine months from the Commencement Date, including, without limitation, rental cost of a temporary residence, rental cost of temporary furniture and any real estate commissions paid by you in procuring such residence.

      Home buy-out of your existing residence based on the average of two independent appraisals.

      Usual and customary closing costs on the sale of your existing home (including brokerage commissions) and on the acquisition of a primary residence in the New York City metropolitan area, including two points on the purchase and any brokerage commissions paid by you in connection with such purchase.

      Travel expenses and the cost of moving your household goods, including reimbursement for travel expenses incurred by you in connection with commuting weekly from your current residence in McLean, Virginia to New York City for up to nine months from the Commencement Date.

      A settling-in allowance of $100,000.

      All relocation-related expenses will be grossed up for tax purposes.

During the term of your employment with either the Company or Parent you will be entitled to participate in all employee benefit plans, programs and arrangements of the Parent or any of its affiliates now or hereinafter made available to any senior executives of the Company or Parent on a basis no less favorable than is made available to any other such senior executives (including, without limitation, each plan, program
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or arrangement providing for retirement benefits, supplemental and excess retirement benefits, annual and long-term incentive compensation, stock options, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability benefits and fringe benefits and perquisites).

In addition, you will be entitled to at least five (5) weeks paid vacation per calendar year and you shall receive prompt reimbursement from the Company or Parent for all reasonable out-of-pocket expenses incurred by you in performing your duties for the Company or Parent.

You will be afforded the same indemnification protection regarding directors and officers liability that the Company and Parent provide to their senior executive officers and directors. In addition, you will be covered by any directors and officers liability policy generally in force for the Company's and Parent's senior executive officers and directors.

Our offer is contingent upon your completing our standard employment package. The package includes an employment application, a security data sheet, a personal information form, and confirmation of employment authorization (which includes completing the Immigration and Naturalization Services Form I-9). You will also have to read and sign a Substance Abuse Policy Employee Acknowledgment Form which is enclosed in the envelope marked "Medical Evaluation." In addition, it will be necessary for you to successfully complete a medical evaluation, background investigation, including but not limited to a credit investigation, and all other components of the Company's and Parent's pre-employment screening process to the Company's and Parent's satisfaction.

You may schedule an appointment for your medical evaluation either at our office at BT Plaza or if you wish in Washington, D.C. by calling Peter Gurney of Human Resources at
(212) 250-2219. Please complete and bring the forms in the envelope marked "Medical Evaluation" to your appointment. You will be eligible to start employment once you have received notification of the successful completion of your medical evaluation and credit investigation which we estimate will take 48 hours.

The Parent recently reviewed its policies and procedures as they relate to the handling of information of a proprietary or confidential nature. Included in this policy is a requirement that all employee and related accounts be maintained in designated accounts from brokerage firms approved by the Parent, currently, BT Brokerage, NatWest Investor Corporation and Smith Barney, Inc. Additional information pertaining to
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this policy can be found in the enclosed booklet entitled,
"Confidential Information, Insider Trading and Related
Matters."

In the event your employment with the Parent or its subsidiaries is terminated (i) at any time by the Company or Parent without Cause, (ii) at any time by you with Good Reason,
(iii) by you for any reason within one year following a "Change of Control" (as defined below), or (iv) as a result of your death or permanent disability, you will receive, as soon as practicable thereafter:
(A) a lump sum cash payment equal to any portion of your annual base salary which shall have accrued but remain unpaid through your date of termination;

(B) a lump sum cash payment equal to any cash performance bonus with respect to the immediately preceding calendar year which shall have accrued but remain unpaid as of the date of your termination;

(C) if such termination of employment occurs on or prior to the fifth anniversary of the Commencement Date, a lump sum cash payment equal to the product of (x) the sum of (I) your annual base salary as in effect immediately prior to such termination plus (II) the average of cash performance bonuses paid or payable to you in respect of prior years during the term of your employment, or if such termination shall occur during the first year of your employment, $1,000,000, times (y) two (2) (the "Multiplier"); provided, however, that if such termination of employment occurs after the third anniversary of the Commencement Date, the Multiplier shall be proportionately reduced, in a manner consistent with that set forth by examples in Exhibit I hereto, to reflect the portion of the two year period between the third anniversary and fifth anniversary of the Commencement Date that shall have elapsed through the date of such termination of your employment;

(D) also if such termination of employment occurs prior to the fifth anniversary of the Commencement Date, immediate full vesting of all restricted stock, PEP units, stock options, ADCAP credits, POP units and other incentive awards, without loss of floor protection with respect to PEP units (the "incentive plan awards") together with a lump sum cash payment equal to the equivalent value of any incentive plan awards described above which the Parent has agreed to grant to you for your services in 1996 and 1997 and which shall not have been granted as of the date of such termination of employment; and

(E) continued coverage under the Parent's (or its affiliates') medical, dental, disability and life insurance plans, policies
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and programs on the same basis enjoyed by you while employed by the Company or Parent until the earlier of (A) two years following your date of termination or (B) the date on which you become eligible for medical, dental and life insurance coverage without a preexisting condition exclusion by a subsequent employer;

provided that the aggregate amount of cash payments to be made to you in connection with your termination of employment due to your death or permanent disability shall be reduced by the aggregate present value of any cash death or disability payments payable to you in connection with such termination under the Parent's (or its affiliates') death and disability benefit plans, programs and arrangements.
               Your entitlement to the foregoing shall be without prejudice to any other severance or termination benefits for which you may be eligible under any other plan, policy or arrangement of the Parent or its affiliates, provided that the Company or Parent shall be entitled to reduce the amount of cash compensation otherwise payable to you under any other severance arrangement maintained by the Parent or its affiliates by the aggregate amount of cash compensation payable to you pursuant to clause (C) above. Any other compensation and benefits following your termination of employment under any of the circumstances described in clauses (i) through (iv) above by will be determined under the applicable plans, programs and arrangements of the Parent or its affiliates.

In the event your employment with the Company and Parent is terminated at any time by the Company or Parent for Cause (as defined below) or is terminated by you without Good Reason, other than during the one year period following a Change of Control (a "Voluntary Resignation"), you will receive, as soon as practicable thereafter, a lump sum cash payment equal to the sum of:

(i) any portion of your annual base salary which shall have accrued but remain unpaid through your date of termination;
plus

    (ii) any cash performance bonus with respect to the immediately preceding calendar year which shall have accrued but remain unpaid as of the date of your termination.

Your entitlement to the foregoing shall be without prejudice to any other severance or termination benefits for which you may be eligible under any other plan, policy or arrangement of the Parent or its affiliates. Your entitlement to any other compensation and benefits following your termination of employment by the Company or Parent for Cause or by you by
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Voluntary Resignation will be determined under the applicable plans, programs and arrangements of the Parent or its affiliates.

For purposes of this agreement, the following definitions will apply:

"Cause" will mean (i) conviction of a felony or commission of an act rising to the level of a felony, including, but not limited to, fraud, or (ii) your willful and continuing refusal or failure to substantially perform your duties for the Company following the Company's written notification to you of such alleged refusal or failure and your subsequent refusal or failure within 30 days of your receipt of such notice to perform or in good faith to commence the performance of your duties for the Company; provided that in no event shall your ineffectiveness or incompetence in the performance of your duties for the Company or a bona fide disagreement over corporate policy be deemed grounds for a termination for Cause.

"Good Reason" will mean any material breach by the Company of its obligations to you hereunder including, without limitation, any material reduction in your duties, authority, status or responsibilities (whether or not accompanied by a change in title) as described in this agreement or any requirement that you report to any person or entity other than the Company's Chief Executive Officer, which breach is not cured by the Company within 30 days following written notice thereof from you.

"Change of Control" will mean:

(i) The acquisition, other than from the Parent, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Parent (the "Outstanding Parent Common Stock") or the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Parent Voting Securities"); provided, however, that any acquisition by the Parent or any of its subsidiaries, or any employee benefit plan (or related trust) of the Parent or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then
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beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, or the Outstanding Parent Common Stock and Parent Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Parent Common Stock and Parent Voting Securities, as the case may be, shall not constitute a Change of Control; or

    (ii) Individuals who, as of January 1, 1994, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Parent's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange
Act); or

   (iii) Approval by the stockholders of the Parent of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Parent immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 80% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Parent resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Parent or of the sale or disposition of all or substantially all of the assets of the Parent.

Anything herein to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if such Change in Control results from or arises out of a purchase or other acquisition of the Parent or the Company, directly or indirectly, by a corporation or other entity in which you have a direct or indirect equity interest representing more that 2% in value or voting power of the outstanding equity securities of such corporation or other entity; provided, however, that the limitation contained in this sentence shall not apply in respect of any awards entitling you to any direct or indirect
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equity interest in a corporation or other entity (a) which
equity interest is part of a class of equity interests which are publicly traded on any securities exchange or other market system, or (b) received by you without your concurrence or consent, as a result of or in connection with a purchase of other acquisition of the Parent or the Company by such corporation or other entity.

Upon a Change of Control, all restricted shares, PEP units, stock options, ADCAP credits, POP units and other incentive awards then held by you shall immediately vest, without loss of floor protection with respect to PEP units.

To date, neither the Company nor the Parent has provided protection to any of its executives with respect to any potential excise taxes that might be imposed upon the executives in connection with a Change of Control under section 4999 of the Internal Revenue Code, or otherwise. In the event it shall be determined that any payments or benefits provided to you by the Company or the Parent (including any accelerated vesting of compensation and benefits) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any similar tax payable under any federal, state, local or other law (collectively, the "Excise Tax"), then you shall be entitled to gross-up or other protection with respect to such Excise Tax which is at least as favorable as such gross-up or other protection, if any, as may be provided by the Company or the Parent to any other senior executive of the Company or Parent.

You will not be required to mitigate any payments or benefits due to you under this agreement by seeking alternative employment, nor will any payments from the Company or Parent be reduced by any amounts or benefits received in connection with such alternative employment.

The Company or Parent will reimburse you for (i) all reasonable legal fees and disbursements incurred by you in connection with the negotiation and preparation of this agreement and (ii) all reasonable fees and disbursements incurred by you in connection with any dispute over the enforcement of your rights under this agreement, but only if you substantially prevail in such dispute.
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Needless to say, we are all very enthusiastic at the prospect of your joining Bankers Trust. Please sign and return one copy of this letter upon your acceptance of our offer. Call me if you have any questions regarding our offer.

Sincerely,




/S/FRANK N. NEWMAN
Frank N. Newman
President


Agreed To:



/S/RICHARD H. DANIEL
Richard H. Daniel


Date: January 19, 1996



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     Exhibit I to Daniel Offer Letter


     Examples
     Illustrating the Clause (C) Payment Amount (1)

For each of the following examples, assume that the sum of your annual base salary plus the average of cash performance bonuses previously paid to you is $2,000,000.

Example 1

In the event of a termination of your employment prior to the third anniversary of your Commencement, Clause (C) would entitle you to a payment of $4,000,000 ($2,000,000 times 2 (the
Multiplier)).

Example 2

In the event of a termination of your employment exactly 3 1/2 years after the Commencement Date, Clause (C) would entitle you to a payment of $3,000,000 ($2,000,000 times 1.5 (the
Multiplier of 2, proportionately adjusted down to 1.5 to reflect that 6 months of the 24 month period between the third and fifth anniversaries of the Commencement Date had elapsed as of the date of your termination).

Example 3

 In the event of a termination of your employment exactly 4 years after the Commencement Date, Clause (C) would entitle you to a payment of $2,000,000 ($2,000,000 times 1 (the Multiplier of 2, proportionately adjusted down to 1 to reflect that 12 months of the 24 month period between the third and fifth anniversaries of the Commencement Date had elapsed as of the date of your termination).


(1) Each example assumes your termination of employment under circumstances that would entitle you to the severance payments described in Clause (C) (i.e., a termination by the company or Parent without Cause, by you with Good Reason, by you without Good Reason within one year following a Change of Control or as a result of your death or permanent disability).